                                                                     EXHIBIT 5.1

                        [LETTERHEAD OF LATHAM & WATKINS]


                                January 3, 1997








NUKO INFORMATION SYSTEMS, INC.
2391 Qume Drive
San Jose, California  95131

                  Re:      Registration Statement on Form S-3;
                           2,025,000 Shares of Common Stock, Par Value $.001 Per Share

Ladies and Gentlemen:

                  In connection with the registration by NUKO Information Systems, Inc., a New York corporation (the "Company"), of 2,025,000 shares of common stock of the Company, par value $.001 per share, together with additional shares included therein pursuant to Rule 416 (the "Shares"), under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission") on December 30, 1996 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

                  The Shares offered by the Selling Shareholder pursuant to the Registration Statement consist of a presently indeterminate number of shares issuable upon conversion of 10,000 shares of the Company's Series A Convertible Preferred Stock or pursuant to warrants issuable upon such conversion (the "Warrants").

                  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings have been timely completed in the manner described in the Registration Statement. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

                  Subject to the foregoing, it is our opinion that, as of the date of this letter, the Shares have been duly authorized and upon conversion of the Series A Preferred Stock and exercise of the Warrants in accordance with the terms of the Certificate of Amendment to the Company's Certificate of Incorporation containing the designations, preferences and rights of Series A Convertible Preferred Stock (the "Certificate of Designation") and the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                              Very truly yours,

                                              LATHAM & WATKINS